UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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BNC Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BNC BANCORP

831 Julian Avenue

P.O. Box 1148

Thomasville, North Carolina 27361-1148

(336) 476-9200

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 19, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Shareholders of BNC Bancorp (the “Company”) will be held as follows:

Place:	Colonial Country Club 7047 Colonial Club Drive Thomasville, North Carolina

Date:	June 19, 2007

Time:	5:30 p.m., Eastern Time

The purposes of the Annual Meeting are:

1.	To elect two persons who will serve as members of the Board of Directors until the 2008 annual meeting of shareholders or until their successors are duly elected and qualified; and five persons who will serve as members of the Board of Directors until the 2010 annual meeting of shareholders or until their successors are duly elected and qualified.

2.	To ratify the appointment of Cherry, Bekaert & Holland, L.L.P. (“CBH”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To consider and act on any other matters that may properly come before the Annual Meeting or any adjournment. The Board of Directors is not aware of any other business to be considered at the Annual Meeting.

The Board of Directors has established April 25, 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. If an insufficient number of shares is present in person or by proxy to constitute a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

A form of proxy is enclosed to enable you to vote your shares at the Annual Meeting. You are urged, regardless of the number of shares you hold, to complete, sign, date and return the proxy promptly. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By Order of the Board of Directors,

/s/ W. Swope Montgomery, Jr.
W. Swope Montgomery, Jr.
President and Chief Executive Officer

Thomasville, North Carolina

May 10, 2007

BNC BANCORP

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held On June 19, 2007

This Proxy Statement is being mailed to our shareholders on or about May 10, 2007, for solicitation of proxies by the Board of Directors of BNC Bancorp. Our principal executive offices are located at 831 Julian Avenue, Thomasville, North Carolina 27360. Our telephone number is (336) 476-9200.

In this Proxy Statement, the terms “we,” “us,” “our,” “BNC” and the “Company” refer to BNC Bancorp. The term “Bank” means Bank of North Carolina, our wholly-owned, North Carolina-chartered bank subsidiary. The terms “you” and “your” refer to the shareholders of the Company.

INFORMATION ABOUT THE ANNUAL MEETING

Your vote is very important. For this reason, our Board is requesting that you allow your common stock to be represented at the 2007 annual meeting of shareholders by the proxies named on the enclosed proxy card.

When is the annual meeting?	June 19, 2007 at 5:30 p.m., Eastern Time.

Where will the annual meeting be held?	At the Colonial Country Club, 7047 Colonial Club Drive, Thomasville, North Carolina.

What items will be voted on at the annual meeting?	1. ELECTION OF DIRECTORS. To elect two directors to serve until the 2008 annual meeting of shareholders; and five directors to serve until the 2010 annual meeting of shareholders.

2. RATIFICATION OF REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of CBH as the Company’s independent registered public accounting firm for fiscal year 2007; and

3. OTHER BUSINESS. To consider any other business as may properly come before the annual meeting or any adjournment.

Who can vote?	Only holders of record of our common stock at the close of business on April 25, 2007, (the “Record Date”) will be entitled to notice of and to vote at the annual meeting and any adjournment of the annual meeting. On the Record Date, there were 6,840,523 shares of our common stock outstanding and entitled to vote and 1,452 shareholders of record.

How do I vote by proxy?	You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you return your signed proxy card before the annual meeting, the proxies will vote your shares as you direct. The Board of Directors has appointed proxies to represent shareholders who cannot attend the annual meeting in person.

For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For each other item of business, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting. If a nominee for election as a director becomes unavailable for election at any time at or before the annual meeting, the proxies will vote your shares for a substitute nominee.

If you return your signed proxy card but do not specify how you want to vote your shares, the proxies will vote them “FOR” the election of all of our nominees for directors and “FOR” all other proposals presented in this Proxy Statement in accordance with Board of Directors recommendations.

If your shares are held in the name of a broker or other nominee (i.e., held in “street name”), you will need to obtain a proxy instruction form from the broker holding your shares and return the form as directed by your broker.

We are not aware of any other matters to be brought before the annual meeting. If matters other than those discussed above are properly brought before the annual meeting, the proxies may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?	You can change or revoke your proxy at any time before it is voted at the annual meeting in any of three ways: (1) by delivering a written notice of revocation to the Secretary of the Company; (2) by delivering another properly signed proxy card to the Secretary of the Company with a more recent date than your first proxy card; or (3) by attending the annual meeting and voting in person. You should deliver your written notice or superseding proxy to the Secretary of the Company at our principal executive offices shown above.

How many votes can I cast?	You are entitled to one vote for each share held as of the Record Date on each nominee for election and each other matter presented for a vote at the annual meeting. You may not vote your shares cumulatively in the election of directors.

How many votes are required to approve the proposals?	If a quorum is present at the annual meeting, each director nominee will be elected by a plurality of the votes cast in person or by proxy. If you withhold your vote on a nominee, your shares will not be counted as having voted for that nominee.

The proposal to ratify the appointment of the Company’s independent registered public accounting firm for 2007 will be approved if the votes cast in favor exceed the votes cast in opposition.

Any other matters properly coming before the annual meeting for a vote will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote on that matter.

Abstentions and broker non-votes are not treated as votes cast on any proposal, therefore, neither will have an effect on the vote for the election of any director or the ratification of our independent registered public accounting firm.

A broker non-vote occurs when a broker does not vote on a particular matter because the broker does not have discretionary authority on that matter and has not received instructions from the owner of the shares.

In the event there are insufficient votes present at the annual meeting for a quorum or to approve or ratify any proposal, the annual meeting may be adjourned in order to permit the further solicitation of proxies.

What constitutes a “quorum” for the annual meeting?	A majority of the outstanding shares of our common stock entitled to vote at the annual meeting, present in person or represented by proxy, constitutes a quorum (a quorum is necessary to conduct business at the annual meeting). Your shares will be considered part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from any director nominee count as shares present at the annual meeting for purposes of determining a quorum.

Who pays for the solicitation of proxies?	We will pay the cost of preparing, printing and mailing materials in connection with this solicitation of proxies. In addition to solicitation by mail, our officers, directors and regular employees, as well as those of the Bank, may make solicitations personally, by telephone or otherwise without additional compensation for doing so. We reserve the right to engage a proxy solicitation firm to assist in the solicitation of proxies for the annual meeting. We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation of proxies.

When are proposals for the 2008 annual meeting due?	To be considered either for inclusion in the proxy materials solicited by the Board of Directors for the 2008 annual meeting, proposals must be received by the Secretary of the Company at our principal executive offices at 831 Julian Avenue, Thomasville, North Carolina 27361 (or at P.O. Box 1148, Thomasville, North Carolina 27361-1148) no later than January 22, 2008. To be included in the proxy materials, a proposal must comply with our Bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Any proposal not intended to be included in the proxy statement for the 2008 annual meeting, but intended to be presented at that annual meeting, must be received by us at our principal executive offices listed above no later than March 27, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The Exchange Act requires that any person who acquires the beneficial ownership of more than five percent of the Company’s common stock notify the Securities and Exchange Commission (the “SEC”) and the Company. Following is certain information, as of the Record Date, regarding those persons or groups who held of record, or who are known to the Company to own beneficially, more than five percent of the outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class[2]
Lenin J. Peters, M.D. 909 Forest Hill Drive High Point, NC 27262	541,226	(3)	7.88%

(1)

Voting and investment power are not shared unless otherwise indicated. Also, unless otherwise noted, all shares are owned directly or indirectly by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.

(2)

Based upon a total of 6,840,523 shares of common stock outstanding at the BNC Record Date, plus the number of shares that each individual has the right to purchase under BNC’s Stock Option Plan for Non-Employees/Directors.

(3)	Includes 26,345 shares underlying options that have vested or are exercisable within 60 days under BNC’s Stock Option Plan for Non-Employees/Directors.

Set forth below is certain information, as of the Record Date, regarding those shares of common stock owned beneficially by each of the persons who currently serves as a member of the Board of Directors, is a nominee for election to the Board at the annual meeting, or is a named executive officer of the Company. Also shown is the number of shares of common stock owned by the directors and executive officers of the Company as a group.

Name and Address	Amount and Nature of Beneficial Ownership(1)		Percentage of Class(2)
Larry L. Callahan 2551 Renn Road Kernersville, NC 27284	16,952	(3)	0.25%
Richard D. Callicutt II 4244 Rockbridge Road High Point, NC 27262	89,054	(4)	1.30%
Joseph M. Coltrane, Jr. 6001 Knightbridges Court Kernersville, NC 27284	40,251	(5)	0.59%
W. Groome Fulton, Jr. 1403 Heathcliff Road High Point, NC 27262	272,419	(6)	3.96%
W. Swope Montgomery, Jr. 4831 Worchester Place Jamestown, NC 27282	163,364	(7)	2.36%
Lenin J. Peters, M.D. 909 Forest Hill Drive High Point, NC 27262	541,226	(8)	7.88%
Thomas R. Smith, CPA 309 Balsam Drive Lexington, NC 27292	80,292	(9)	1.17%
David B. Spencer 7420 Foxchase Drive Trinity, NC 27370	166,453	(10)	2.42%
Colon E. Starrett 717 Scottwood Drive Thomasville, NC 27360	25,361	(11)	0.37%
Robert A. Team, Jr. 102 Acacia Circle Lexington, NC 27292	22,407	(12)	0.33%
D. Vann Williford 4455 Fair Oaks Lane High Point, NC 27265	71,334	(13)	1.04%
Richard F. Wood 701 Florham Drive High Point, NC 27262	33,619	(14)	0.49%
Ralph N. Strayhorn III 2201 Rhododendron Court Charlotte, NC 28205	78,875	(15)	1.15%

Name and Address	Amount and Nature of Beneficial Ownership(1)		Percentage of Class(2)
Thomas R. Sloan 1806 Golden Gate Drive Greensboro, NC 27405	142,284	(16)	2.08%
Charles T. Hagan III 305 Meadowbrook Terrace Greensboro, NC 27408	36,501	(17)	0.53%
Randall R. Kaplan 302 Kemp Road West Greensboro, NC 27410	76,677	(18)	1.12%
All directors and executive officers as a group (16 persons)	1,857,067	(19)	25.98%

(1)

Voting and investment power is not shared unless otherwise indicated. Unless otherwise noted all shares are owned directly or indirectly by the named individuals, by their spouses or minor children, or by other entities controlled by the named individuals. Shares have been adjusted for the 11 for 10 stock split effective January 22, 2007.

(2)

Based upon a total of 6,840,523 shares of the common stock outstanding at the Record Date, plus the number of shares that such individual has the right to purchase under BNC’s Stock Option Plan for Non-Employees/Directors and BNC’s Stock Option Plan for Key Employees.

(3)	Includes 1,513 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(4)	Includes 27,500 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Key Employees.

(5)	Includes 1,513 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(6)	Includes 42,039 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(7)	Includes 76,850 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Key Employees.

(8)	Includes 26,345 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(9)	Includes 8,484 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(10)

Includes 37,125 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Key Employees, and 55,229 shares held by BNC’s Rabbi Trust over which Mr. Spencer, as trustee, has voting power.

(11)	Includes 10,053 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(12)	Includes 3,025 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(13)	Includes 15,019 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(14)	Includes 16,683 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors and Stock Option Plan for Key Employees.

(15)	Includes 13,052 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors and Stock Option Plan for Key Employees.

(16)	Includes 7,324 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors and Stock Option Plan for Key Employees.

(17)	Includes 7,324 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors and Stock Option Plan for Key Employees.

(18)	Includes 12,760 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors and Stock Option Plan for Key Employees.

(19)	Includes 306,609 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employees/Directors and Stock Option Plan for Key Employees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during the fiscal year ended December 31, 2006, its executive officers and directors and greater than ten percent beneficial owners, other than Ralph N. Strayhorn III, complied with all applicable Section 16(a) filing requirements. Mr. Strayhorn inadvertently filed a late Form 4 on restricted stock he received in connection with the merger of SterlingSouth Bank & Trust Company (“SterlingSouth”) into the Bank which was effective on July 20, 2006.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has set its number at 15 members. Our Bylaws provide that in order to be eligible for consideration at Annual Meeting of Shareholders, all nominations of directors, other than those made by the Nominating Committee or the Board of Directors, must be in writing and must be delivered to the Secretary of the Company not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made; provided, however, that if less than 60 days’ notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

The following table provides information about the seven nominees for election to the Board of Directors, as well as the eight continuing directors.

NOMINEES FOR TERM ENDING AS OF THE 2010 ANNUAL MEETING (3-YEAR TERM)

Name and Age	Position(s) Held	Principal Occupation During Last Five Years	Director of Bank Since	Director of Company Since	Term Expires
Lenin J. Peters, M.D. (55)	Director	President, Bethany Medical Center	1991	2002	2007
Thomas R. Smith, CPA (58)	Director	President, Thomas R. Smith & Associates, P.A.	1997	2002	2007
Colon E. Starrett (68)	Director	Manager, Rex Oil Company	1991	2002	2007
D. Vann Williford (58)	Director	President, Vesco Material Handling Equipment, Inc., d/b/a Atlantic Coast Toyotalift	1991	2002	2007
Thomas R. Sloan (62)	Director	Internal consultant, Essilor Laboratories of America (optical equipment and supplies), Greensboro, NC since 2003; prior to then, Chairman of Essilor Laboratories of America	2006	2006	2007

NOMINEES FOR TERM ENDING AS OF THE 2008 ANNUAL MEETING (1-YEAR TERM)

Name and Age	Position(s) Held	Principal Occupation During Last Five Years	Director of Bank Since	Director of Company Since	Term Expires
Ralph N. Strayhorn III (52)	Director, Chief Administrative Officer and Executive Vice President of the Company and the Bank	Chief Administrative Officer and Executive Vice President of the Company and the Bank; prior to July 2006 - President and Chief Executive Officer of SterlingSouth Bank & Trust Company	2006	2006	2007
Richard F. Wood (62)	Director, Secretary	Financial Advisor/Stock Broker, Wachovia Securities	1991	2002	2007

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE

NOMINEES NAMED ABOVE FOR ELECTION AS DIRECTORS.

The following table gives information about our directors continuing in office.

Name and Age	Position(s) Held	Principal Occupation During Last Five Years	Director of Bank Since	Director of Company Since	Term Expires
Larry L. Callahan (59)	Director	President and Owner, Callahan, Inc. since 1998; Owner, Triad Land Surveying since 2001	2002	2002	2008
Joseph M. Coltrane, Jr. (60)	Director	Attorney at Law, Kernersville, NC	2002	2002	2008
W. Groome Fulton, Jr. (68)	Director	Chairman of the Board, Fulton Associates, Inc., Manufacturers’ Representatives	1991	1991	2008
Charles T. Hagan III (58)	Director	Member, Nexson, Pruett, Adam, Kleemeier, PLLC (law firm), Greensboro, NC	2006	2006	2009
Randall R. Kaplan (50)	Director	Chief Executive Officer and Member, Capsule Group, LLC (car wash chain and real estate development)	2006	2006	2009
W. Swope Montgomery, Jr. (58)	Director, President and Chief Executive Officer	President and Chief Executive Officer of the Bank and the Company	1991	2002	2009

Name and Age	Position(s) Held	Principal Occupation During Last Five Years	Director of Bank Since	Director of Company Since	Term Expires
Richard D. Callicutt II (47)	Director, Chief Operating Officer and Executive Vice President	Chief Operating Officer, Executive Vice President of the Bank and the Company	2003	2003	2009
Robert A. Team, Jr. (50)	Director	President, Carolina Investment Properties, Inc.	2000	2002	2009

No director or principal officer is related to another director or principal officer. No director is a director of any company with a class of securities registered pursuant to the Exchange Act.

We have no reason to believe that any of the nominees for election will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, however, the proxies will vote for the election of another person as they determine in their discretion or may allow the vacancy to remain open until filled by the Board. In no circumstance will any proxy be voted for more than two nominees who are not named in this proxy statement. Properly executed and returned proxies, unless revoked, will be voted as directed by you or, in the absence of direction, will be voted in favor of the election of the recommended nominees. An affirmative vote of a plurality of votes cast at the annual meeting is necessary to elect a nominee as a director.

OUR BOARD OF DIRECTORS

AND ITS COMMITTEES

How often did our Board of Directors meet during 2006?

Our Board is scheduled to meet on a monthly basis or as needed. During 2006, the Board met 14 times. All incumbent directors attended more than 75% of the total number of meetings of the Board and its committees on which they served during the year.

What committees does our Board have?

During 2006, our Board had four standing committees, the Audit Committee, the Compensation Committee, the Nominating Committee, and the Executive Committee. The voting members of these Committees are appointed by the Board annually from among its members. Certain of our executive officers also serve as non-voting, advisory members of these committees.

How can you communicate with the Board or its members?

We do not have formal procedures for shareholder communication with our Board. In general, our directors and officers are easily accessible by telephone, postal mail or e-mail. Any matter intended for your Board, or any individual director, can be directed to W. Swope Montgomery, Jr., our President and Chief Executive Officer or David B. Spencer, our Chief Financial Officer, at our principal executive offices 831 Julian Avenue, Thomasville, North Carolina 27360. You also may direct correspondence to our Board, or any of its members, in care of the Company at the foregoing address. Your communication will be forwarded to the intended recipient unopened.

Although it is customary for all of our directors to attend annual meetings of shareholders, we have no formal policy in place requiring attendance. All but two directors attended our annual meeting of shareholders held on June 15, 2006.

How can a shareholder nominate someone for election to the Board?

Our Bylaws provide that in order to be eligible for consideration at the annual meeting of shareholders, all nominations of directors, other than those made by the Nominating Committee, must be in writing and must be delivered to the Secretary of the Company not less than fifty days nor more than 90 days prior to the meeting at which such nominations will be made; provided, however, that if less than 60 days’ notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

The Board may disregard any nominations that do not comply with these requirements. Upon the instruction of the Board, the inspector of voting for an annual meeting may disregard all votes cast for a nominee if the nomination does not comply with these requirements. Written notice of nominations should be directed to the Secretary of the Company.

Who serves on the Board of Directors of the Bank?

The Bank has 15 directors currently serving on its board of directors, who are the same people who are currently Directors of the Company. The Bank’s board of directors has appointed several standing committees to which certain responsibilities have been delegated – the Asset Liability Committee, the Loan Committee and the Personnel Committee.

Executive Session

The members of the Board of Directors who are independent under NASDAQ listing standards meet occasionally in executive session without management present. Executive sessions are generally held in connection with a regularly scheduled Board meeting. In addition, executive sessions may be held when called by two or more directors or at the request of the Board of Directors.

Nominating Committee

BNC’s Nominating Committee consists of W. Groome Fulton, Jr. (chairman), Lenin J. Peters, M.D., Thomas R. Smith, CPA, D. Vann Williford and Thomas R. Sloan. All members of the Nominating Committee are “independent” as defined in the NASDAQ’s listing standards. The Nominating Committee evaluates qualifications and candidates for positions on the Company’s Board and nominates new and replacement members for the Board. In addition, the Nominating Committee facilitates an annual evaluation by the Board members of the Board, as a whole, and each individual director’s performance.

In reviewing candidates for the Board, the Nominating Committee seeks individuals whose background, knowledge and experience will assist the Board in furthering the interests of BNC and its shareholders. Some of the factors considered in this evaluation include experience in the areas of banking and finance, accounting, and the related businesses of the Company and the Bank as well as outstanding achievement in his or her personal career, an understanding of the business environment generally, a willingness to devote adequate time to service on the Board of Directors and integrity. The Nominating Committee reviews the qualifications of, and approves and recommends to the Board, those individuals to be nominated for positions on the Board and submitted to shareholders for election at each annual meeting. In addition, the Nominating Committee will consider nominees for the Board by shareholders that are proposed in accordance with the advance notice procedures in our Bylaws which are described in the section of this Proxy Statement entitled “Date of Receipt of Shareholders’ Proposals.”

The Committee identifies director nominees from various sources such as officers, directors, and shareholders and in 2006 did not retain the services of any third party consultants to assist in identifying and evaluating potential nominees. The Committee will consider and evaluate a director candidate recommended by a shareholder in the same manner as a Committee-recommended nominee. The Committee received no nominations from any of the Company’s shareholders. A copy of the Company’s Nominating Committee Charter, which is reviewed annually, and amended as necessary, may be obtained at no cost by requesting one from the Company’s Secretary at Post Office Box 1148, Thomasville, North Carolina 27361.

The Nominating Committee met one time in 2006.

Executive Committee

BNC’s Executive Committee consists of W. Groome Fulton, Jr. (chairman), W. Swope Montgomery, Jr., Lenin J. Peters, M.D., Thomas R. Smith, CPA, D. Vann Williford and Thomas R. Sloan. The Executive Committee makes recommendations to the full Board and acts on policies adopted by the Board in the absence of a meeting of the entire Board. This Committee generally meets 12 times a year, and during the fiscal year ended December 31, 2006, the Executive Committee met 11 times.

Audit Committee

The Company’s Board has a standing Audit Committee. BNC’s Audit Committee consists of Thomas R. Smith, CPA (chairman), Joseph M. Coltrane, Jr., Richard F. Wood, Colon E. Starrett and Charles T. Hagan III. The BNC Board of Directors has determined that these directors are “independent” as defined in the NASDAQ’s listing standards and the SEC’s rules and regulations. The Audit Committee meets on an as needed basis (but no less than four times per year) and, among other responsibilities, (i) appoints, compensates and retains BNC’s independent auditor; (ii) oversees the independent auditing of BNC; (iii) arranges for, receives and reviews periodic written and verbal reports from the independent auditors, from management and from all internal audit contractors; (iv) reviews corporate policies regarding compliance with laws and regulations, conflicts of interest and employee misconduct and reviews situations related thereto; (v) reviews, develops and implements the Company’s internal audit policies and procedures, and appoints, meets with and oversees all internal audit contractors and the management employees who are directly responsible for those activities; (vi) establishes and reviews annually procedures for the receipt, retention, and treatment of complaints regarding accounting, internal auditing controls and auditing matters; (viii) pre-approves all audit and non-audited related services provided by the independent auditor; and (ix) performs other duties as may be assigned to it by the Board.

BNC has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter, which is reviewed annually, and amended as necessary, may be obtained at no cost by requesting one from the BNC Secretary at Post Office Box 1148, Thomasville, North Carolina 27361.

The Audit Committee met 11 times during the fiscal year ended December 31, 2006.

The BNC Board of Directors has determined that Thomas R. Smith, CPA, is an “audit committee financial expert” and “independent” as defined under applicable rules and regulations. The Board’s affirmative determination was based upon, among other things, his educational and professional credentials and financial background.

Report of Audit Committee

The Audit Committee reviewed and discussed with the independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, and reviewed and discussed the audited financial statements of BNC, both with and without management present. In addition, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and BNC that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independent Discussions with Audit Committees,” and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. Based upon the Audit Committee’s review and discussions with management and the independent auditors referenced above, the Audit Committee recommended to the BNC Board of Directors that BNC’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC. As part of its duties, the Audit Committee also considered whether the provision of services other than audit services during fiscal year 2006 by Cherry, Bekaert & Holland, BNC’s independent registered public accounting firm for that period, is compatible with maintaining the accountant’s independence. The Audit Committee also reappointed the independent auditors and the BNC Board of Directors concurred in such appointment.

Thomas R. Smith, CPA, Chairman

Richard F. Wood

Colon E. Starrett

Joseph M. Coltrane, Jr.

Charles T. Hagan III

Compensation Committee

Review of the Company’s and the Bank’s salary programs and recommendations to the Company’s and the Bank’s boards of directors regarding compensation of the executive officers are the responsibility of the Compensation Committee. For a discussion of the Company’s processes and procedures for consideration and determination of management compensation plans refer to “Compensation Discussion and Analysis” in this Proxy Statement.

Report of the Compensation Committee. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on these reviews and discussions, the Compensation Committee recommended to the Board including the Compensation Discussion and Analysis in the Company’s Proxy Statement and Annual Report on Form 10-K.

W. Groome Fulton, Jr.

Lenin J. Peters, M.D.

Thomas R. Smith, CPA

D. Vann Williford

Thomas R. Sloan

A copy of the BNC Compensation Committee Charter, which is reviewed annually, and amended as necessary, may be obtained at no cost by requesting one from the Company’s Secretary at Post Office Box 1148, Thomasville, North Carolina 27361.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or formerly was, an officer or employee of the Company or the Bank. None of the named executive officers serves as a member or the board of directors of another entity whose executive officers or directors serve on the Company’s Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our compensation program and policies with respect to our named executive officers. It is intended to help in understanding the detailed information provided in the compensation tables beginning on page 18 of this Proxy Statement.

Compensation Committee Members

All of the members of the Compensation Committee are independent as defined in Section 4200(a)(15) of the NASDAQ’s listing standards. The Board of Directors determines on an annual basis each director’s independence. The members of the Compensation Committee in fiscal year 2006 were Directors Fulton, Smith, Peters, Williford and Sloan. The Compensation Committee is responsible for developing, implementing and maintaining the Company’s compensation policies.

The Committee engaged Burke Capital to provide peer compensation information to help evaluate the Company’s compensation design, process and decisions. W. Swope Montgomery, Jr., President and CEO of the Company and the Bank, makes recommendations to the Committee regarding the compensation of the executive officers. Mr. Montgomery participates in the deliberations, but not in the decisions, of the Committee regarding compensation of executive officers other than himself. He does not participate in the Committee’s discussion or decisions regarding his own compensation.

Objectives of Our Compensation Program

The overall objective of our compensation program is to directly link total compensation paid to the directors and employees, including the named executive officers, to the Company’s financial performance. In order to accomplish this overall objective, our compensation program is designed to: (i) attract the qualified executives necessary to meet our needs as defined by the Company’s strategic plans, and (ii) retain and motivate executives whose performance supports the achievement of our long-term plans and short-term goals. It is the committee’s opinion that given today’s competitive marketplace, along with our Company’s long track record of consistent financial results that have exceeded peers, retaining each of the members of our existing management team is critical to our long-term success and fulfilling our fiduciary responsibilities to our shareholders. Our core belief is that individuals who have incentive will work hard to the benefit of the Company’s shareholders.

Compensation Decision Process

To assist in making its compensation decisions, the Committee retained Burke Capital to access compensation information from a group of peer financial institutions in similar markets, with similar growth rates in earnings and assets. For 2006, Burke Capital provided market data regarding compensation practices for CEO’s, including salary and non-cash and cash incentive awards, of the peer financial institutions to ensure that our Chief Executive Officer and other executive officers’ compensation is competitive in the marketplace. The Company competes for executive talent with national and regional banks of similar scope of operations. As a result, the Committee determined that salary, target annual cash incentive awards and long-term incentive awards for our named executive officers should be comparable to those provided by a peer group of similar sized community banks that have historical track record of financial performance similar to our Company. As described below in “Elements of Compensation,” we generally target the median of our peer group for the compensation of our named executive officers.

In December 2006, at the request of the Committee, Burke Capital conducted a review of total cash compensation provided to the named executive officers of banks in the following categories:

•	Peer financial institutions in North Carolina with average assets of $500 million to $1.5 billion

•	United States commercial banks with average assets of $700 to $1.2 billion with last twelve months earnings per share growth of 15% and return on total equity of 18%

Elements of Compensation

Our compensation program consists of the following elements: (i) base salary, (ii) bonuses, (iii) long-term equity incentive awards, (iv) supplemental retirement plans, (v) deferred compensation and (vi) other executive benefits.

Base Salary. The salaries of our named executive officers are designed to provide a reasonable level of compensation that is affordable to the Company and fair to the executive. Salaries are reviewed annually, and adjustments, if any, are made based on the review of competitive salaries in our peer group, as well as an evaluation of the individual officer’s responsibilities, job scope, and individual performance. For example, we assess each officer’s success in achieving forecasted earnings and return ratios, business conduct and integrity, and leadership and team building skills.

The Committee reviewed salaries of chief executive officers available within the 2006 peer group described above. Based on this review, and the contribution of each executive officer relative to the success of our Company and the contribution of the Chief Executive Officer, the Committee determined that our named executive officers’ salaries were in-line with comparable financial institutions and the overall contribution each provides to the success of our Company. The 2006 base salaries for each of our named executive officers are reflected in the Summary Compensation table on page 18 of this Proxy Statement.

While we target the median base salary of peer companies, base salaries are managed within a range around the median. All salary increases reflect the Committee’s desire to maintain competitive compensation relative to the peer group.

Bonuses-Annual Cash Incentive Awards.

The Company has adopted a program named Compensation for Stakeholders which establishes an overall incentive pool to be distributed to employees bankwide, including executive officers. The purpose of the program is to promote achievement of the Company’s annual performance goals. As part of this program, ten key variables that drive profitability are tracked relative to the prior year, and as levels are obtained in each of the key variables above a minimum acceptable growth rate, a percentage of the incremental pretax enhancement is allocated to each of the bankwide and management incentive pools. If the Company does not achieve at least earnings per share growth of greater than approximately 4% compared to the prior year’s and the Bank’s ratings on regulatory examinations are not satisfactory in all categories, no incentive award is made. After the minimum performance goals are met, a portion of every dollar over the minimum is added to the pool to be divided among employees and named executive officers. This program awards improvements in areas such as average loans, average core deposits, net interest income, net interest margin, efficiency ratio, non-interest income, while deducting for unacceptable levels of credit quality, including charge-offs, nonperforming assets, and loans past due. This program has been in place at the Bank and the Company for over six years, and has allowed our organization to create a culture where our employees’ interests and actions are closely aligned with our shareholders’ interests on a daily basis. The program provides a directors rationale that is evaluated by the Compensation Committee. This report quantifies the correlations between incentive pool totals with expected increases in earnings per share and return on tangible equity levels.

The Chief Executive Officer will provide a recommendation to the Committee on the allocation and distribution of the management incentive pool to specific officers. The Committee will deliberate independent of management, and determine the final allocation of the pool based on overall performance levels and compensation objectives.

Financial Performance Objectives. The financial objectives of the Compensation for Stakeholders program, our Company, the Board of Directors, and the Compensation Committee are all consistent: Provide consistent, long-term earnings per share growth that result in superior returns to our shareholders. Consistency is a key objective, which dictates maintaining exceptional credit quality, growth in earning assets, efficient deployment of non-interest expenses, and a strong correlation between expansion and profitability.

Long-Term Equity Incentive Awards. The Company maintains the Omnibus Stock Ownership and Long Term Incentive Plan (“Omnibus Plan”), under which it is permitted to grant incentive stock options, restricted stock grants, stock appreciation rights and performance units. The purpose of the Omnibus Plan is to promote the interests of the Company by attracting and retaining employees of outstanding ability and to provide executives of the Company greater incentive to make material contributions to the success of the Company by providing them with stock-based compensation which will increase in value based upon the market performance of the common stock and/or the corporate achievement of financial and other performance objectives. No awards were granted to any named executive officer in 2006, except for 5,500 shares (as adjusted to reflect the 11 for 10 stock split effective January 22, 2007) of Restricted Stock (as defined in the Omnibus Plan) given to Ralph N. Strayhorn III in connection with the merger of SterlingSouth Bank and Trust Company into the Bank. The Compensation Committee intends to associate the vesting of awards to the achievement of selected financial performance goals.

The Company also maintains two earlier equity incentive awards programs, the Key Employee Stock Option Plan and the Stock Option Plan for Non-Employees/ Directors. Both plans were adopted at the inception of the Bank, and later adopted by the Company at its inception. All eligible awards under these plans have been granted.

Under the terms of the Omnibus Plan, the Key Employee Stock Option Plan and the Stock Option Plan for Non-Employees/Directors, option exercise prices are always based upon the closing trading price of the Company’s common stock on the date of grant by the Board of Directors.

Other Executive Benefits-Perquisites. The Company provides the following to our named executive officers:

•	country club memberships and dues;

•	personal use of Company-provided auto or auto allowance;

•	expenses for spouses to attend conferences: and

•	personal use of Company-provided cell phones.

The aggregate cost of the above-mentioned perquisites does not equal $10,000 for any of the Company’s named executive officers.

For 2006, we determined the level of perquisites and benefits to offer based on the Committee’s review of other financial institutions in our market area. We believe these perquisites serve a dual purpose. They are competitive with companies in our peer group, and they also facilitate the officer’s ability to work outside our corporate headquarters by assisting with travel and providing an external location to conduct business.

Other Executive Benefits-Retirement Benefits. The Company maintains supplemental executive retirement agreements (SERPs) in the form of salary continuation and split dollar agreements, for the benefit the Company’s named executive officers. The Committee’s goal is to provide competitive retirement benefits given the restrictions on executives within tax-qualified plans. The Committee worked with Clark Consulting and Grady and Associates in analyzing the possible benefits of using SERPs to address the issues of internal and external equity in terms of retirement benefits offered to all employees at the Company as a percentage of final average pay and executives in our peer group. The Committee approved supplemental retirement benefits for all named executive officers at levels deemed competitive with peers and within annual cost parameters established by the Committee. For more information on the SERPs, see page 26 of this Proxy Statement.

Other Executive Benefits-Severance Benefits. The Company has employment agreements with our named executive officers which provide, among other things, for severance benefits upon certain types of employment terminations. We believe employment agreements serve a number of functions, including (i) retention of our executive team; (ii) mitigation of any uncertainty about future employment and continuity of management in the event of a change in control; and (iii) protection of the Company and customers through non-compete and non-solicitation covenants. Additional information regarding the employment agreements, including a description of key terms and a quantification of benefits that would have been received by our named executive officers had they incurred a termination of employment on December 31, 2006, may be found beginning on page 19 of this Proxy Statement.

Director Compensation

The following table reports all forms of compensation paid to or accrued for the benefit of each director during the 2006 fiscal year.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards[1] ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Lenin J. Peters, M.D.	$22,100	—	—	—	—	—	$22,100
Thomas R. Smith, CPA	$23,800	—	—	—	—	—	$23,800
Colon E. Starrett	$14,200	—	—	—	—	—	$14,200
D. Vann Williford	$19,000	—	—	—	—	—	$19,000
Richard F. Wood	$16,600	—	*	—	—	—	$16,600
Ralph N. Strayhorn III	$0	—	—	—	—	—	$0
Thomas R. Sloan	$3,400	—	*	—	—	—	$3,400
Larry L. Callahan	$15,800	—	—	—	—	—	$15,800
Joseph M. Coltrane, Jr.	$13,800	—	—	—	—	—	$13,800
W. Groome Fulton, Jr.	$24,600	—	—	—	—	—	$24,600
Charles T. Hagan III	$6,000	—	*	—	—	—	$6,000
Randall R. Kaplan	$2,800	—	*	—	—	—	$2,800
W. Swope Montgomery, Jr.	$0	—	—	—	—	—	$0
Richard D. Callicutt II	$0	—	—	—	—	—	$0
Robert A. Team, Jr.	$14,200	—	—	—	—	—	$14,200

[1]

In connection with the acquisition of SterlingSouth by BNC, the options held by Directors Sloan (5,500), Hagan (5,500) and Kaplan (9,582) pursuant to the SterlingSouth Stock Option Plan with an exercise price of $11.00 per share were converted to options under the BNC Omnibus Plan. Mr. Sloan and Mr. Hagan now hold 7,324 options each and Mr. Kaplan now holds 12,760 options with the exercise price of $8.26 per share under the Omnibus Plan. The options and exercise price have been adjusted to reflect the 11 for 10 stock split effective January 22, 2007.

Directors’ Fees. For the fiscal year ended December 31, 2006, the Chairman of BNC’s Board of Directors received an annual retainer of $7,000 for his service, each Committee Chairman received an annual retainer of $5,000 for his service, and each other board member received an annual retainer of $3,000 for his service. In addition, members of the BNC Board received $400 and the Chairman of the Board received $700 per meeting of the Board of Directors. Members of the Executive Committee received $500 and the Chairman of the Executive Committee received $500 per Executive Committee meeting. Members of other committees (including the Bank committees) received $400 and Chairmen of other Committees received $500 per Committee meeting (except for the Chairman of the Audit Committee, who received $700 per meeting of the Audit Committee). Mr. Montgomery and Mr. Callicutt do not receive compensation for attendance at these meetings.

During 2006, directors’ fees totaled $176,300 in the aggregate. Except for $21,600, these fees were not paid in cash to the directors, but were placed into a “Directors Deferred Compensation Plan” which was approved by the BNC Board of Directors in January 1994. MAGNER Network LLC, in Atlanta, Georgia, administers this plan at an annual cost of $3,620 to the Company. Effective April 2, 2003, BNC established a Rabbi Trust to hold the directors’ accrued benefits under the plan.

Director Stock Option Plan. See “Executive Compensation-Stock Option Plans,” for a discussion of the directors’ benefits under the Stock Option Plan for Non-Employees/Directors.

Executive Officers

The following table sets forth certain information with respect to the persons who are executive officers of either BNC or the Bank or both.

Name	Age on December 31, 2004	Positions and Occupations During Last Five Years	Employed By the Bank Since	Employed By the Company Since
W. Swope Montgomery, Jr.	58	President, Chief Executive Officer and Director of BNC and the Bank	1991	2002
Richard D. Callicutt II	47	Executive Vice President, Chief Operating Officer, and Director of BNC and the Bank	1991	2002
David B. Spencer	44	Executive Vice President and Chief Financial Officer of BNC and the Bank	1997	2002
Ralph N. Strayhorn III	52	Executive Vice President and Chief Administrative Officer of BNC and the Bank 2006 to present; prior to 2006, Mr. Strayhorn was the President and Chief Executive Officer of SterlingSouth Bank & Trust Company	2006	2006

Management Compensation

The executive officers of the Company are not paid any cash compensation by the Company. However, the executive officers of the Company also are executive officers of the Bank and receive compensation from the Bank.

The table on the following page shows, for the fiscal year ended December 31, 2006, the cash compensation received by, as well as certain other compensation paid or accrued for those years, the Chief Executive Officer and the Bank’s executive officers whose total annual salary and bonus exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus[2]		Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation (a)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (b)	All Other Compensation[6] (c)
W. Swope Montgomery, Jr. President and Chief Executive Officer	2006	$265,000		$174,900		$0		$0		$0	$184,812	$12,902
David B. Spencer Executive Vice President, and Chief Financial Officer	2006	$190,000		$128,250		$0		$0		$0	$33,909	$11,400
Ralph N. Strayhorn III Executive Vice President,and Chief Administration Officer	2006	$89,500	[1]	$259,070	[3]	$90,860	[4]	—	[5]	$0	$39,824	$4,750
Richard D. Callicutt II Executive Vice President and Chief Operating Officer	2006	$195,000		$128,250		$0		$0		$0	$56,143	$11,700

[1]	Mr. Strayhorn received salary from the Company beginning July 20, 2007.

[2]	Bonuses are paid in accordance with the Compensation for Stakeholders program and are based on the Company’s financial performance.

[3]

Of this aggregate amount, $200,000 is the signing bonus awarded to Mr. Strayhorn in connection with the acquisition of SterlingSouth by BNC and the remainder is his bonus under the Compensation for Stakeholders program.

[4]	Value of Restricted Stock awards granted to Mr. Strayhorn in connection with the acquisition of SterlingSouth by BNC.

[5]

In connection with the acquisition of SterlingSouth by BNC, the options held by Mr. Strayhorn (36,000) pursuant to the SterlingSouth Stock Option Plan with an exercise price of $11.00 were converted to options under the BNC Omnibus Plan. Mr. Strayhorn now holds 47,938 options with the exercise price of $8.26 under the Omnibus Plan. The options and exercise price have been adjusted to reflect the 11 for 10 stock split effective January 22, 2007.

[6]	Amounts contributed to the Bank’s 401(k) Plan on behalf of the named officer. The aggregate cost of all perquisites was less than $10,000 for each of the named officers.

Employment Agreements

BNC and the Bank entered into an employment agreement effective December 31, 2004 with Mr. Montgomery, superseding his January 1, 1999 employment agreement. In addition, the employment agreement grants miscellaneous fringe benefits, including use of an automobile, reimbursement of club dues, and reimbursement of reasonable business expenses. The employment agreement provides that Mr. Montgomery will be indemnified against liabilities to which he may become subject because of his service to BNC and the Bank. The employment agreement has a term of three years, which is automatically extended for one additional year annually unless the Board of Directors determines not to extend the term. The agreement is terminable by BNC or the Bank with or without cause, and the agreement terminates automatically when Mr. Montgomery attains age 65. But Mr. Montgomery’s employment may be terminated for cause if and only if, 75% or more of the directors, excluding Mr. Montgomery, vote to terminate his employment with cause at a special board meeting held for that purpose, for which Mr. Montgomery has advance notice and the opportunity to oppose the Board’s action. If Mr. Montgomery’s employment involuntarily terminates without cause or if he voluntarily terminates employment for good reason, he will continue to receive his base salary for the unexpired term of the agreement, he will be paid in cash for the value of his unvested stock options, he will receive cash in an amount equal to the value of unvested contributions to his 401(k) plan account, he will continue to receive life and medical insurance benefits for a period that may be as long as the remaining term of the employment agreement, and he will be entitled to outplacement support of up to $25,000. Good reason for voluntary termination will exist if specified adverse changes in Mr. Montgomery’s employment circumstances occur, such as a reduction in pay or benefits, a reduction in responsibilities, failure to nominate Mr. Montgomery for election to the Board of BNC, failure to appoint him as President and Chief Executive Officer, failure to elect him to the board of the Bank, or relocation of BNC’s executive offices by a distance of more than 15 miles. The severance benefits payable to Mr. Montgomery after involuntary termination without cause, voluntary termination for good reason, or termination because of disability are conditional on Mr. Montgomery first entering into an agreement not to compete with BNC and the Bank for 15 months after termination.

If involuntary termination of Mr. Montgomery’s employment occurs without cause within 12 months after a change in control or if he voluntarily terminates employment within 12 months after a change in control (as defined in the employment agreement) (regardless of whether termination was for good reason), rather than continued salary for the unexpired term of the employment agreement Mr. Montgomery will be entitled to a lump-sum cash payment equal to his annual compensation multiplied by three. The lump sum is payable without discount for the time value of money. For this purpose, Mr. Montgomery’s annual compensation means the sum of (a) his base salary at the time of the change in control or when his employment terminated, whichever is greater, plus (b) the bonus or incentive compensation earned in the calendar year before the year the change in control occurred or the year termination of employment occurred, again whichever amount is greater. In addition, Mr. Montgomery will continue to receive life and medical insurance benefits for a period that may be as long as the remaining term under the employment agreement, he will become fully vested in benefit arrangements in which he participates, and he will be entitled to a final contribution to his 401(k) plan. Severance benefits payable after a change in control are not conditional on Mr. Montgomery first entering into an agreement not to compete with BNC and the Bank. Like his Salary Continuation Agreement, Mr. Montgomery’s employment agreement provides that he will be entitled to a tax gross-up payment if the aggregate benefits payable to him after a change in control are subject to excise taxes under Internal Revenue Code section 4999. Taking into account the employment agreement’s severance benefit and the benefit payable under the Salary Continuation Agreement, BNC and the Bank consider it probable that a significant portion of the benefits payable to Mr. Montgomery after a change in control would constitute excess parachute payments, and that a substantial tax gross-up benefit could therefore be payable to him. Lastly, BNC and the Bank have also agreed to pay legal fees incurred by Mr. Montgomery if his employment agreement is challenged after a change in control, up to a maximum of $500,000. Mr. Montgomery’s base compensation for 2007 is $315,000.

In accordance with the Merger Agreement, Mr. Strayhorn entered into a new employment agreement with Bank of NC and BNC which provided for an annual salary of $195,000 and also granting miscellaneous fringe benefits including use of an automobile, reimbursement of club dues, and reimbursement of reasonable business expenses. The employment agreement provides that Mr. Strayhorn will be indemnified against liabilities to which he may become subject because of his service to BNC and Bank of NC. The employment agreement has a term of three years, which is automatically extended for one additional year annually unless the BNC Board of Directors determines not to extend the term. The agreement is terminable by BNC or Bank of NC with or without cause, and the agreement terminates automatically when Mr. Strayhorn attains age 65. But Mr. Strayhorn’s employment may be terminated for cause if and only if, 75% or more of the directors, excluding Mr. Strayhorn, vote to terminate his employment with cause at a special board meeting held for that purpose, for which Mr. Strayhorn has advance notice and the opportunity to oppose the Board’s action. If Mr. Strayhorn’s employment involuntarily terminates without cause or if he voluntarily terminates employment for good reason, he will continue to receive his base salary for the unexpired term of the agreement, he will be paid in cash for the value of his unvested stock options, he will receive cash in an amount equal to the value of unvested contributions to his 401(k) plan account, he will continue to receive life and medical insurance benefits for a period that may be as long as the remaining term of the employment agreement, and he will be entitled to outplacement support of up to $25,000. Good reason for voluntary termination will exist if specified adverse changes in Mr. Strayhorn’s employment circumstances occur, such as a reduction in pay or benefits, a reduction in responsibilities, failure to nominate Mr. Strayhorn for election to the Board of BNC, failure to appoint him as Executive Vice President, failure to elect him to the board of Bank of NC, or relocation of BNC’s executive offices by a distance of more than 15 miles. The severance benefits payable to Mr. Strayhorn after involuntary termination without cause, voluntary termination for good reason, or termination because of disability were conditional on Mr. Strayhorn first entering into an agreement not to compete with BNC and Bank of NC for 24 months after termination. BNC paid Mr. Strayhorn as additional consideration for his covenant not to compete a signing bonus of $200,000 and granted him 5,000 shares of BNC common stock under the Omnibus Plan (5,500 shares as adjusted for the 11 for 10 stock split effective January 22, 2007).

If involuntary termination of Mr. Strayhorn’s employment occurs without cause within 12 months after a change in control or if he voluntarily terminates employment within 12 months after a change in control (as defined in the employment agreement) (regardless of whether termination was for good reason), rather than continued salary for the unexpired term of the employment agreement Mr. Strayhorn will be entitled to a lump-sum cash payment equal to his annual compensation multiplied by three. The lump sum is payable without discount for the time value of money. For this purpose, Mr. Strayhorn’s annual compensation means the sum of (a) his base salary at the time of the change in control or when his employment terminated, whichever is greater, plus (b) the bonus or incentive compensation earned in the calendar year before the year the change in control occurred or the year termination of employment occurred, again whichever amount is greater. In addition, Mr. Strayhorn will continue to receive life and medical insurance benefits for a period that may be as long as the remaining term under the employment agreement, he will become fully vested in benefit arrangements in which he participates, and he will be entitled to a final contribution to his 401(k) plan. Severance benefits payable after a change in control are not conditional on Mr. Strayhorn first entering into an agreement not to compete with BNC and Bank of NC. Mr. Strayhorn’s employment agreement provides that he will be entitled to a tax gross-up payment if the aggregate benefits payable to him after a change in control are subject to excise taxes under Internal Revenue Code section 4999. Taking into account the employment agreement’s severance benefit and the benefit payable under the Salary Continuation Agreement (discussed below), BNC and Bank of NC consider it probable that a significant portion of the benefits payable to Mr. Strayhorn after a change in control would constitute excess parachute payments, and that a substantial tax gross-up benefit could therefore be payable to him. Lastly, BNC and Bank of NC have also agreed to pay legal fees incurred by Mr. Strayhorn if his employment agreement is challenged after a change in control, up to a maximum of $500,000. Mr. Strayhorn’s base compensation for 2007 is $220,000.

BNC and the Bank entered into essentially identical employment agreements with Messrs. Callicutt and Spencer on December 31, 2004 as described above for Mr. Montgomery. The duration of the provision not to compete with BNC and the Bank after termination of employment is 15 months in Mr. Callicutt’s case, and six months for Mr. Spencer. Finally, the definition of good reason does not assure Mr. Callicutt or Mr. Spencer of board service on the boards of either BNC or the Bank. In all other respects, the employment agreements of Messrs. Callicutt and Spencer are essentially identical to the employment agreement of Mr. Montgomery. Mr. Callicutt’s and Mr. Spencer’s base compensation for 2007 is $234,000 and $228,000 respectively.

If there had been a change in control of the Company, or Mr. Montgomery had terminated his employment after a change in control, that was effective as of December 31, 2006, Mr. Montgomery would have been entitled to receive $1,320,000 under the terms of his employment agreement and an acceleration payment of $1,961,000 under the terms of his Salary Continuation Agreement.

If there had been a change in control, or other voluntary termination of employment following a change in control under the terms of their respective employment agreements and Salary Continuation Agreements as of December 31, 2006, Mr. Callicutt would have been entitled to receive $969,000 and $1,668,000; Mr. Spencer, $954,000 and $1,275,000; and Mr. Strayhorn, $441,000 and $600,000.

All of the named executive officers are each entitled to receive under their respective employments contracts outplacement services and office support with an estimated value of $32,000. In addition, the employment agreements provide for continued insurance coverage. The value of this benefit is estimated to be $52,938 for Messrs. Montgomery and Callicutt, and $46,132 for Messrs. Spencer and Strayhorn.

The employment agreements provide that the named executive officers may be entitled to a tax gross-up to the extent that their severance packages exceed limitations as prescribed in section 280G of the Code.

Stock Option Plans

As part of the Bank’s initial offering in 1994, the Board of Directors and the shareholders approved a nonqualified stock option plan for certain initial incorporators and directors (the “Stock Option Plan for Non-Employees/ Directors”) and a qualified incentive stock option plan for key employees (the “Key Employee Option Plan”). The Stock Option Plans for Non-Employees/Directors and the Key Employee Option Plans are referred to collectively as the “Plans”. As part of the Bank’s reorganization to holding company form, BNC assumed the Bank’s obligations under the Plans.

The purpose of the Plans is to provide an incentive to attract and retain qualified personnel in key positions, to provide directors and key employees with a proprietary interest in BNC, and to reward directors and key employees for outstanding performance. Under the Plans, the option price per share cannot be less than the greater of $3.72 or the fair market value of a share at the time the option is granted. The period for exercising the option is no more than ten years from the date of grant. Options may be granted under the Plans which are either “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Code, or “nonqualified stock options” (“NSOs”) in the discretion of the Personnel Committee of BNC.

Omnibus Stock Ownership and Long Term Incentive Plan

In 2004, BNC shareholders approved the Omnibus Stock Ownership and Long Term Incentive Plan (the “Omnibus Plan”), which is administered by the Compensation Committee of the BNC Board of Directors (“Committee”). The purposes of the Omnibus Plan are to encourage and motivate key employees to contribute to the successful performance of BNC, the Bank and its subsidiaries and the growth of the market value of the BNC Common Stock; to achieve a unity of purpose among the key employees and BNC’s shareholders by providing ownership opportunities, and a unity of interest in the achievement of BNC’s primary long term performance objectives; and to retain key employees by rewarding them with potentially tax-advantageous future compensation.

The employees of BNC and its subsidiaries, who are designated as eligible participants by the BNC Board of Directors, may receive awards of Rights (as defined below) under the Omnibus Plan. The value of the benefits to be received by participants under the Omnibus Plan are not determinable. On March 25, 2007, the closing price of the common stock on the Nasdaq Global Market was $18.90.

Under the Omnibus Plan, the Committee may grant or award eligible participants (employees of the Company and its subsidiaries) options, rights to receive restricted shares of common stock (“Restricted Stock”), and/or stock appreciation rights (“SARs”). These grants or awards of options, Restricted Stock and/or SARs are referred to as “Rights”. The number of shares of common stock available under the Omnibus Plan for grants of Rights is 150,000 (206,250, as adjusted for stock splits occurring since establishment of the Omnibus Plan), subject to appropriate adjustment for stock splits, stock combinations, reclassifications and similar changes. All Rights must be granted or awarded within ten (10) years of the date of the BNC Board’s adoption of the Omnibus Plan.

If any shares of common stock allocated to Rights granted under the Omnibus Plan are subsequently cancelled or forfeited, those Rights will be available for further allocation upon such cancellation or forfeiture.

BNC may at any time alter, suspend, terminate or discontinue the Omnibus Plan, subject to any applicable regulatory requirements and any required shareholder approval or any shareholder approval which BNC Board may deem advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying applicable stock exchange or quotation system listing requirements. The BNC Board may not, without the consent of a participant, make any alteration which would deprive the participant of his rights with respect to any previously granted Rights. Termination of the Omnibus Plan would not affect any previously granted Rights.

During the fiscal year ended December 31, 2005, BNC granted 65,000 options under the Omnibus Plan at a strike price of $18.75. Currently, as adjusted for stock splits, these shares under option are equal to 89,375 at a strike price of $13.64. The following table provides certain information with respect to those option grants made to W. Swope Montgomery, Jr. Richard D. Callicutt II and David B. Spencer during fiscal year ended December 31, 2005.

These options were granted for a ten year term, with the options eligible for vesting from the date of grant until February 1, 2009. Vesting is eligible based on the market price of the Company’s common stock attaining certain levels during the vesting period. Below is a table which provides vesting targets.

	100% Vest	80% Vest	60% Vest	40% Vest	25% Vest	% of Vesting Period
Jan-05
Thru
Feb-07	$21.36	$19.91	$19.18	$18.45	$17.73	50.0%
Mar-07	$21.69	$20.17	$19.41	$18.66	$17.90	52.1%
Apr-07	$22.01	$20.43	$19.64	$18.86	$18.07	54.2%
May-07	$22.33	$20.69	$19.88	$19.06	$18.24	56.3%
Jun-07	$22.65	$20.95	$20.11	$19.26	$18.41	58.3%
Jul-07	$22.97	$21.22	$20.34	$19.46	$18.58	60.4%
Aug-07	$23.30	$21.48	$20.57	$19.66	$18.75	62.5%
Sep-07	$23.62	$21.74	$20.80	$19.86	$18.92	64.6%
Oct-07	$23.94	$22.00	$21.03	$20.06	$19.09	66.7%
Nov-07	$24.26	$22.26	$21.26	$20.26	$19.26	68.8%
Dec-07	$24.58	$22.52	$21.49	$20.46	$19.43	70.8%
Jan-08	$24.91	$22.78	$21.72	$20.66	$19.60	72.9%
Feb-08	$25.23	$23.05	$21.95	$20.86	$19.77	75.0%
Mar-08	$25.55	$23.31	$22.19	$21.06	$19.94	77.1%
Apr-08	$25.87	$23.57	$22.42	$21.27	$20.11	79.2%
May-08	$26.19	$23.83	$22.65	$21.47	$20.28	81.3%
Jun-08	$26.52	$24.09	$22.88	$21.67	$20.45	83.3%
Jul-08	$26.84	$24.35	$23.11	$21.87	$20.63	85.4%
Aug-08	$27.16	$24.61	$23.34	$22.07	$20.80	87.5%
Sep-08	$27.48	$24.88	$23.57	$22.27	$20.97	89.6%
Oct-08	$27.80	$25.14	$23.80	$22.47	$21.14	91.7%
Nov-08	$28.13	$25.40	$24.03	$22.67	$21.31	93.8%
Dec-08	$28.45	$25.66	$24.27	$22.87	$21.48	95.8%
Jan-09	$28.77	$25.92	$24.50	$23.07	$21.65	97.9%
Feb-09	$29.09	$26.18	$24.73	$23.27	$21.82	100.0%

During the fiscal year ended December 31, 2006, Ralph N. Strayhorn III received 5,000 (5,500 shares as adjusted for the 11 for 10 stock split effective January 22, 2007) shares of Restricted Stock under the Omnibus Plan in connection with the acquisition of SterlingSouth by BNC.

Incentive Compensation Plans

Bonuses-Annual Cash Incentive Awards.

The Company has adopted a program named Compensation for Stakeholders which determines the overall incentive pool to be distributed to employees bankwide, including executive officers. The purpose of the program is to promote achievement of the Company’s annual performance goals. As part of this program, ten key variables that drive profitability are tracked relative to the prior year, and as levels are obtained in each of the key variables above a minimum acceptable growth rate, a percentage of the incremental pretax enhancement is allocated to each of the bankwide and management incentive pools. If the Company does not achieve at least an earnings per share of greater than 4% of the prior year’s and the Bank’s regulatory ratings are no more than 2 in all categories, no incentive award is made. After the minimum performance goals is met, eleven cents of every dollar over the minimum is added to the pool to be divided among employees and named executive officers. This program awards improvements in areas such as average loans, average core deposits, net interest income, net interest margin, efficiency ratio, non-interest income, while deducting for unacceptable levels of credit quality, including charge-offs, nonperforming assets, and loans past due. This program has been in place at the Bank and the Company for over six years, and has allowed our organization to create a culture where our employees interests and actions are closely aligned with our shareholders interest on a daily basis. The program provides a directors rationale that is evaluated by the Compensation Committee. This report quantifies the correlations between incentive pool totals with expected increases in earnings per share and return on tangible equity levels.

In 2006, Mr. Montgomery received an award of $174,900 under the Compensation for Stakeholders program; Mr. Spencer, $128,250; Mr. Callicutt, 128,250; and Mr. Strayhorn, $59,070.

Grants of Plan-Based Awards. The following table gives information related to grants of plan-based awards made by the Company to the named executive officers during the 2006 fiscal year.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards
W. Swope Montgomery, Jr.	01/15/07	$174,900
David B. Spencer	01/15/07	$128,250
Richard D. Callicutt	01/15/07	$128,250
Ralph N. Strayhorn	01/15/07	$59,070
	07/21/06		5,500	[2]	$90,850

[1]

This column shows the potential payment under the Company’s Compensation for Stakeholders program. The amounts shown are based on the Company’s performance in 2006. Amounts for 2007 may be more or less than the amounts shown. See the discussion of annual cash incentive plan in the Compensation Discussion and Analysis.

[2]

Mr. Strayhorn was granted 5,000 shares (5,500 shares as adjusted for the 11 for 10 stock split effective January 22, 2007) of Restricted Stock pursuant to the Omnibus Plan in connection with the acquisition of SterlingSouth by BNC.

Outstanding Equity Awards at Fiscal Year End. The table below gives information related to equity awards held by the Company’s named executive officers at the end of fiscal year 2006

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
W. Swope Montgomery, Jr.	17,725	0		$4.65	08/18/2008
	15,125	0		$5.95	06/17/2012
	9,625	0		$11.82	08/17/2014
			34,375	$13.64	01/15/2015
	19,095	0		$3.25	06/18/2007
Richard D. Callicutt II	14,770	0		$4.65	08/18/2008
	12,856	0		$5.95	06/17/2012
	9,625	0		$11.82	08/17/2014
			27,500	$13.64	01/15/2015
David B. Spencer	1,509	0		$4.65	08/18/2008
	6,901	0		$4.65	01/15/2009
	10,588	0		$5.95	06/17/2012
	9,625	0		$11.82	08/17/2014
	0		27,500	$13.64	01/15/2015
Ralph N. Strayhorn III	47,938	0		$8.26	01/01/2016

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
W. Swope Montgomery, Jr.	19,094	$281,641	0	0
Richard D. Callicutt II	0	0	0	0
David B. Spencer	0	0	0	0
Ralph N. Strayhorn III	0	0	5,500	$90,850

1	Mr. Strayhorn received 5,500 shares (as adjusted for the 11 for 10 stock split effective January 22, 2007) of Restricted Stock under the Omnibus Plan in connection with the acquisition of SterlingSouth by BNC.

Salary Continuation and Split Dollar Agreements. Neither BNC nor the Bank has a pension plan providing for a fixed benefit based on final compensation and years of service. However, in 1998 the Bank adopted a supplemental executive retirement plan promising a retirement benefit payable over a 15-year period to selected executives, including Messrs. Montgomery and Callicutt. The retirement benefit payable under the supplemental executive retirement plan could have been as much as 40% of the participating executive’s compensation at retirement. The supplemental executive retirement plan was replaced by Salary Continuation Agreements and Split Dollar Agreements entered into on December 31, 2004 with each of Messrs. Montgomery, Callicutt, Spencer, and the two other officers who had been participants in the supplemental executive retirement plan. Caps on qualified plan contributions and distributions can limit a bank executive’s retirement benefits to 30% to 50% of final pay. In contrast, other bank staff are unaffected or are less severely affected by those caps and they can therefore end their working careers with retirement benefits at 70% to 90% of final pay. Combined with the Bank’s portion of social security benefits paid as employer and the Bank’s 401(k) plan contributions, the defined benefit amount payable under the Salary Continuation Agreements yields aggregate retirement benefits for an executive more closely approximating the percentage of final pay other the Bank staff’s retirement income represents. However, no benefits are payable if the executive’s employment is terminated for cause, if he is removed from office by an order issued under the Federal Deposit Insurance Act, if a receiver is appointed under the Federal Deposit Insurance Act, or if the FDIC enters into an agreement to provide assistance under the Federal Deposit Insurance Act to the Bank. The executives’ contractual entitlements under the Salary Continuation Agreements are contractual liabilities of the Bank and are not funded.

The Salary Continuation Agreements of Messrs. Montgomery, Callicutt, Spencer, and Strayhorn provide for a fixed annual benefit for each executive’s lifetime for retirement on or after the normal retirement age of 65. Beginning one year after payment of the Salary Continuation Agreement benefit commences, the benefit amount will increase 3% annually. The Company entered into a salary continuation agreement with Mr. Strayhorn upon the closing of the merger with SterlingSouth Bank and Trust into the Bank on July 21, 2006. The agreements provide for a lesser benefit than the normal retirement benefit in the case of termination because of disability occurring at any age, but the disability benefit does not become payable until the executive attains age 65. If the executive terminates employment before age 65 for reasons other than disability, he will be entitled to a single lump-sum payment. The amount of the early termination benefit is the liability balance, or accrual balance, accumulated by the Bank at the end of the year preceding the year in which the executive’s early termination occurred. At the executive’s death, his beneficiaries will be entitled to a payment equal to the accrual balance remaining at the time of the executive’s death, in addition to any benefits payable under the split dollar agreements entered into at the same time as the Salary Continuation Agreements were entered into.

Benefits are payable on an accelerated basis and in a single lump sum if a change in control (as defined in the Salary Continuation Agreements) of BNC occurs, or if the executive is terminated without cause before a change in control occurs but after it is announced.

By the time an executive attains his or her normal retirement age, accounting principles mandate that his or her employer reflect as a liability in its balance sheet the present value of the retirement benefit promised to the executive. This liability balance, or accrual balance, builds up over time through a monthly expense recognized by the employer in its income statement. For each of Messrs. Montgomery, Callicutt, Spencer, and Strayhorn the accelerated Salary Continuation Agreement benefit payable to them after a change in control is the amount projected to be accrued by the Bank by the time he attains his normal retirement age, in other words the present value at retirement age of the promised retirement benefit. That amount is payable in a single lump sum within three days after the change in control, or if sooner within three days after termination of employment following announcement of a change in control. For Mr. Strayhorn the lump sump benefit is capped at $600,000.

The Salary Continuation Agreements of Messrs. Montgomery, Callicutt, Spencer, and Strayhorn also provide for a tax gross-up benefit if the aggregate benefits payable to them after a change in control are subject to excise taxes under sections 280G and 4999 of the Internal Revenue Code. In general terms, Internal Revenue Code section 280G disallows an employer’s compensation deduction for so-called “excess parachute payments” made to an executive after a change in control. Correspondingly, section 4999 imposes a 20% excise tax on the executive receiving excess parachute payments. Payments made to an executive after a change in control are excess parachute payments if they equal or exceed the executive’s base amount multiplied by three. If the payments equal or exceed that threshold, the 20% excise tax is imposed on payments exceeding the executive’s base amount, and the employer’s compensation deduction is forfeited on those same dollars. The executive’s base amount is his five-year average taxable compensation. The additional tax gross-up benefit payable to Messrs. Montgomery, Callicutt, Spencer, and Strayhorn would compensate them for excise taxes imposed on them, as well as for taxes imposed on the gross-up benefit itself, but it would not be a deductible payment to the Bank. For purposes of the calculation under sections 280G and 4999 of benefits payable after a change in control, the total benefits include severance payable under a severance or employment agreement, accelerated payment or accelerated vesting of benefits under compensation arrangements such as stock option plans and salary continuation agreements, and other benefits whose payment or vesting accelerates because of the change in control. The precise amount of the excise tax gross-up benefit depends on the price paid by the acquiring company, the date when the change in control occurs, the executives’ five-year average taxable compensation at that time, applicable federal and state tax rates, and other factors, including the discount rate employed at the time to determine the present value of accelerated benefits and the number of months remaining until the executive attains his normal retirement age.

Finally, the Salary Continuation Agreements of Messrs. Montgomery, Callicutt, Spencer, and Strayhorn provide for reimbursement of their legal fees if the agreements are challenged after a change in control, up to a maximum of $500,000 for each of them.

Over the past three years the Bank purchased insurance policies on the lives of the executives who are parties to the Salary Continuation Agreements, with premium payments aggregating more than $5.0 million, including a premium totaling approximately $1.8 million for three separate policies on Mr. Montgomery’s life, a premium totaling approximately $1.0 million for four separate policies on Mr. Callicutt’s life, a premium totaling approximately $1.0 million for two policies on Mr. Spencer’s life, and a premium totaling approximately $1.2 million for two policies on Mr. Strayhorn’s life. The premium amounts paid are the property of the Bank and provide the Bank with a tax equivalent yield which exceeds comparable short-term investment alternatives. The Bank expects to recover in full the premiums paid by it from the Bank’s portion of the policies’ death benefits. Since the executives have no interest in the premium amounts paid, the premium amounts are not reflected in the Summary Compensation Table. Under Split Dollar Agreements accompanying the Salary Continuation Agreements, when the executive dies his or her beneficiary will be entitled to 100% of the net death proceeds under the life insurance policies. The net death proceeds are the total policy proceeds payable at the executive’s death less the cash surrender value of the policies payable to the Bank. In a separate agreement, each executive has agreed to limit their individual death benefits under the policies outlined above to $2.0 million in 2006. These agreements call for the ceiling on the death benefit payments to increase by 3% per year going forward. The Bank will be entitled to all cash surrender value of the policy plus any insurance policy death benefits remaining after payment to the executive’s beneficiary. From its portion of the policies’ cash surrender value and death benefits, the Bank expects to recover in full its life insurance investment. In addition to this split dollar agreement benefit, the executive’s beneficiaries will also be entitled to receive any accrual balance remaining under his Salary Continuation Agreement at the time of his death.

The Split Dollar Agreements of Messrs. Montgomery, Callicutt, Spencer, and Strayhorn also provide that if the Bank cancels the insurance policies on these executives’ lives, the Bank must pay directly to the executives’ beneficiaries an amount equal to the death benefit that would have been paid under the insurance policies. The Bank would also be required to pay an income tax gross-up benefit, compensating for the fact that death benefits paid by an employer are subject to income taxation whereas the receipt of split dollar insurance death benefits is free from federal income taxation.

The following table shows benefits payable under the Salary Continuation Agreements to the executive officers named in the Summary Compensation Table, as well as the life insurance death benefits payable under the associated split dollar agreements.

Named Executive Officer	Initial Lifetime Annual Benefit Payable Under the Salary Continuation Agreement After Normal Retirement Age for . . . (1)		Lump Sum Benefit Payable if Early Termination Occured on December 31, 2006(3)	Lump Sum Benefit After a Change in Control(4)	Approximate Amount of the Life Insurance Death Benefit if the Executive Died on December 31, 2006(5)
	Disability Occurring on December 31, 2006(2)	Retirement On or After Normal Retirement Age
W. Swope Montgomery, Jr.	$53,930	$152,300	$451,005	$1,961,144	$2,000,000
Richard D. Callicutt II	$32,628	$129,500	$142,106	$1,667,552	$2,000,000
David B. Spencer	$11,069	$99,000	$54,978	$1,274,808	$2,000,000
Ralph N. Strayhorn III	-0-	$110,000	$39,824	$600,000	$2,000,000

(1)	The disability benefit and the normal retirement benefit increase by 3% each year for the executive’s lifetime. The disability benefit and normal retirement benefit figures in the table above show the benefit payable in the first year only, without taking into account the 3% inflation factor taking effect thereafter.

(2)	For each year of service up to the normal retirement age, the disability benefit amount increases until eventually it equals the amount of the normal retirement benefit. Payment of disability benefits to which an executive becomes entitled does not begin until the executive attains age 65. The benefits shown in this table are not reflected in the Summary Compensation Table included elsewhere in this proxy statement.

(3)	If the executive terminates employment before age 65 for reasons other than disability, in the month after termination of employment he will be entitled a single lump sum payment. The payment will be an amount equal to the Bank’s liability accrual balance under the Salary Continuation Agreement at the end of the year preceding the year in which termination of employment occurred.

(4)	After a change in control, or in the case of termination without cause before a change in control but after a change in control is announced, Messrs. Montgomery, Callicutt, Strayhorn and Spencer are entitled to a lump sum payment in an amount equal to the present value at the age 65 normal retirement age of the promised retirement benefit. The benefit is not further discounted to account for the time period between the date of the change in control and the date on which the executive will actually attain age 65. The change-in-control benefits reflected in the table for Messrs. Montgomery, Callicutt, and Spencer equal the present value at age 65 of their lifetime retirement benefits, discounting those benefits using the 6.25% accrual rate currently being employed by the Bank. The Salary Continuation Agreements and the employment agreements of Messrs. Montgomery, Callicutt, Strayhorn and Spencer also provide for an excise tax gross-up payment if the total benefits to which they are entitled after a change in control exceed the limits under section 280G of the Internal Revenue Code. The potential gross-up benefits are not reflected in the table above or in the Summary Compensation Table included elsewhere in this proxy statement.

(5)	The portion of the total life insurance proceeds to which the beneficiaries of Messrs. Montgomery, Callicutt, and Spencer are entitled under the split dollar agreements is 100% of the net death benefit, meaning the total death benefit minus the policies’ cash surrender value. The Bank’s cost for the insurance purchased on executives’ lives is not reflected in the Summary Compensation Table included elsewhere in this proxy statement. The executives’ beneficiaries are also entitled under the Salary Continuation Agreements to an amount equal to the Bank’s accrual balance at the time of the executive’s death. The accrual balance amount at the end of 2005 is the amount given in the table for the executive’s early termination benefit.

PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
W. Swope Montgomery, Jr.	SERP	15	$451,005	-0-
Richard D. Callicutt II	SERP	15	$142,106	-0-
David B. Spencer	SERP	10	$54,978	-0-
Ralph N. Strayhorn III	SERP	1	-0-	-0-

Profit Sharing Plan and 401(k) Plan

The Bank maintains a Profit Sharing Plan and Trust with a qualified cash or deferred feature (the “Retirement Plan”) under Section 401(k) of the Code of 1986, as amended (the “Code”). All full-time employees as of the beginning of the plan year are eligible to participate in the Retirement Plan. A participating employee may contribute, through payroll deduction, from 1% to 15% of his/her salary on a tax deferred basis subject to the requirements of Section 401(k) of the Code. The Bank has agreed to contribute to the Retirement Plan an amount equal to 100% of such payroll deductions, but no more than 6% of total compensation. The Bank can, in its discretion, make additional contributions to the Plan. Any contributions by the Bank will be fully vested in the participant if he/she has six years of service with the Bank and will be reduced by 20% for each lesser number of years.

Indebtedness of and Transactions with Management and Directors

The Bank leases its loan production office in Winston-Salem, North Carolina from 1400 Westgate Associates, LLC (“Westgate”). Director Robert A. Team, Jr. owns 100% of Westgate. Pursuant to the terms of the lease for the one facility leased by the Bank, during 2006 the Bank paid a total of $44,360 to Westgate in lease payments for the facility. The facility is subject to a two year lease between the Bank and Westgate. The Board of Directors routinely, and no less than annually, reviews all transactions, direct and indirect, between the Company or the Bank and any employee or director, or any of such person’s immediate family members. Transactions are reviewed as to comparable market values for similar transactions. All material facts of the transactions and the director’s interest are discussed by all disinterested directors and a decision made about whether the transaction is fair to the Company and the Bank. A majority vote of all disinterested directors is required to approve the transaction. The transaction with Robert Team was reviewed by the disinterested Board members according to BNC’s normal practices and an affirmative determination was made that this lease transaction did not affect Mr. Team’s independence as a director of the Company.

The Board of Directors also evaluates the influence family relationships may have on the independence of directors who are related by blood or marriage. There are no such relationships on the BNC Board of Directors.

PERFORMANCE GRAPH

The following graph compares BNC’s cumulative stockholder return on BNC Common Stock with a NASDAQ index and with a southeastern bank index. The graph was prepared by The Carson Medlin Company using data as of December 31, 2006.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the BNC Board of Directors has appointed Cherry, Bekaert & Holland (“CBH”) as the independent registered public accounting firm to audit the financial statements of BNC for the fiscal year ending December 31, 2007, subject to ratification by BNC’s shareholders. Representatives of CBH are expected to attend the BNC Annual Meeting and will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions from shareholders.

Audit Fees Paid to Independent Registered Public Accounting Firm

On August 16, 2005, upon a recommendation from BNC’s Audit Committee, the Board approved the resignation of Dixon Hughes PLLC (“Dixon Hughes”) as BNC’s independent registered public accounting firm. Also, on August 16, 2005, upon recommendation of the Audit Committee and consideration and approval by the Board, Dixon Hughes was offered and accepted the position of BNC’s internal auditor.

Dixon Hughes’ reports on BNC’s consolidated financial statements for the fiscal year ended December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2004, and the subsequent interim periods through August 16, 2005, there were no disagreements with Dixon Hughes in connection with the audits on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements, if not resolved to Dixon Hughes’ satisfaction, would have caused Dixon Hughes to make reference to the subject matter of the disagreement in connection with its reports.

During the fiscal year ended December 31, 2004 and subsequent interim periods through August 16, 2005, the Company believes that there were no “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

On August 16, 2005, upon recommendation of BNC’s Audit Committee and consideration and approval by the BNC Board of Directors, BNC appointed CBH as BNC’s independent registered public accounting firm. BNC has not consulted with CBH during the last two fiscal years ended December 31, 2004 and 2003 or during any subsequent interim period preceding the date hereof on either the application of accounting principles to a specified transaction, either completed or proposed; the type of audit opinion that might be rendered on BNC’s consolidated financial statements; or any matter that was either the subject of a “disagreement,” as that term is described in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Audit Fees. Fees paid or expected to be paid to CBH for professional services rendered for audit of BNC’s annual consolidated financial statements for the year ended December 31, 2006 and 2005 amounted to $65,000 and $59,000. No other fees for any other services were paid to CBH during the fiscal years ended December 31, 2006.

The fees billed by CBH are pre-approved by the Audit Committee of the Company in accordance with the policies and procedures for the Audit Committee set forth in the committee’s charter. The Audit Committee typically pre-approves all audit and non-audit services provided by the Company’s independent auditors and may not engage the independent auditors to perform any prohibited non-audit services. For 2006, one hundred percent of the total fees paid for audit, audit related and tax services were pre-approved. For 2005, one hundred percent of the fees for audit, audit related, and tax were pre-approved. The Audit Committee has determined that the rendering of non-audit professional services by CBH, as identified above, is compatible with maintaining CBH’s independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF CBH AS INDEPENDENT AUDITOR FOR THE COMPANY AND THE BANK FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

It is presently anticipated that the 2008 Annual Meeting of Shareholders of the Company will be held in 2008. In order for shareholder proposals to be included in the Company’s proxy materials for that meeting, such proposals must be received by the Secretary of the Company at the Company’s principal executive office no later than January 22, 2007 and meet all other applicable requirements for inclusion in the proxy statement.

In the alternative, a shareholder may commence his or her own proxy solicitation and present a proposal from the floor at the 2008 Annual Meeting of Shareholders of the Company. In order to do so, the shareholder must notify the Secretary of the Company in writing, at the Company’s principal executive office no later than Marcy 27, 2008, of his or her proposal. If the Secretary of the Company is not notified of the shareholder’s proposal by March 27, 2008, the Board of Directors may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the Board of Directors for the 2008 Annual Meeting.

OTHER MATTERS

Management knows of no other matters to be presented for consideration at the Meeting or any adjournments thereof. If any other matters shall properly come before the Meeting, it is intended that the proxyholders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

MISCELLANEOUS

The Form 10-K of the Company for the year ended December 31, 2006, which includes financial statements audited and reported upon by the Company’s independent auditor, is being mailed as with this Proxy Statement and filed with the SEC; however it is not intended that the Form 10-K be deemed a part of this Proxy Statement or a solicitation of proxies.

By Order of the Board of Directors,

/s/ W. Swope Montgomery, Jr.
W. Swope Montgomery, Jr.
President and Chief Executive Officer

Thomasville, North Carolina

May 10, 2007

BNC BANCORP

AUDIT COMMITTEE CHARTER

Committee Role

The Audit Committee’s role is to act on behalf of the Board of Directors of BNC Bancorp (together with all subsidiaries, the “Company”) and oversee all material aspects of the Company’s reporting, control, and audit functions, except those specifically related to the responsibilities of another standing committee of the Board of Directors. The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders and on Company processes for the management of business/financial risk and for compliance with significant applicable, legal, ethical, and regulatory requirements.

Committee Membership; Qualifications and Entitlements

The Audit Committee shall be comprised of no fewer than three independent members of the Board of Directors.

The Audit Committee’s members will meet the requirements of the applicable listing standards of the stock exchange or inter-dealer market on which the Company’s common stock is listed or qualified for quotation (“Listing Standards”). Accordingly, all members of the Committee shall be directors who:

•	Have no relationship with the Company’s management or with the Company that may interfere with the exercise of their independent judgment;

•	Do not receive any consulting, advisory or other compensatory fee from the Company, other than in the members’ capacities as members of the Board of Directors or any of its committees;

•	Are not “affiliated persons” (as defined by applicable law or regulation) of the Company, other than as members of the Board of Directors; and

•	Are financially literate as required by applicable law and Listing Standards.

In the event that regulations of the Securities and exchange Commission (“SEC”) impose more stringent requirements or are otherwise in conflict with the Listing Standards, such regulations shall be controlling under this Charter.

At least one member of the Audit Committee will have accounting or related financial management expertise and be an “audit committee financial expert” (as that term is defined by the SEC or applicable Listing Standards) as determined by the Board of Directors.

Meetings

The Audit Committee shall meet quarterly, or more frequently as circumstances dictate. The Audit Committee may delegate authority to any subcommittees created by it and composed of one or more of its members or other individuals when appropriate. Any such subcommittee or individual acting under authority delegated by the Audit Committee shall report any actions taken to the Committee at its next scheduled meeting. The Audit Committee shall report regularly to the Board of Directors.

Duties and Responsibilities

The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board of Directors. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. In performing its role, the Audit Committee shall have the following specified duties and responsibilities:

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The Audit Committee shall be responsible for the appointment, compensation, retention, termination and oversight of any registered public accounting firm employed by the Company for the purpose of preparing or issuing an audit report or related work. The Audit Committee shall resolve any disagreements between the Company’s management and the auditor regarding financial reporting matters. The Company’s auditor shall report directly to the Audit Committee.

•	The Audit Committee shall pre-approve any permitted non-audit services to be provided by the Company’s auditor.

•

The Audit Committee shall review and discuss with the Company’s management and independent auditor the annual and quarterly financial statements of the Company prior to the filing of such statements in the Company’s annual and quarterly reports with the Securities and Exchange Commission.

•

The Audit Committee shall receive and review summary reports from the Company’s internal auditor as to examination activities for the applicable reporting period and otherwise, as well as other significant findings, trends and conclusions.

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•	The Audit Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

•	The Audit Committee shall establish procedures for the anonymous submission by Company employees of concerns, questions or complaints regarding questionable accounting practices or auditing matters.

•	The Audit Committee shall prepare and approve any report of the Audit Committee required to be included in the Company’s annual proxy statement.

•	The Audit Committee shall comply with all applicable laws, rules, regulations and Listing Standards.

Authority and Funding

The Audit Committee shall have the authority to perform those duties and obligations set forth in the Charter. The Audit Committee shall also have access to, and the authority to engage, independent legal counsel and other advisors as the Audit Committee deems necessary to carry out its duties in its sole discretion, and all such fees, expenses and costs related thereto shall be paid by the Company.

The Company shall provide appropriate funding, as determined by the Audit Committee, for payment of compensation to the Company’s auditor for audit and pre-approved non audit services.

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☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY BNC BANCORP

ANNUAL MEETING OF STOCKHOLDERS
June 19, 2007
5:30 p.m.

The undersigned shareholder of BNC Bancorp, a North Carolina corporation (the “Company”), hereby constitutes and appoints W. Groome Fulton, Jr., Thomas R. Smith, CPA, and W. Swope Montgomery, Jr., or any of them, attorneys and proxies with full power of substitution, to act and vote on behalf of the undersigned at the Annual Meeting of Shareholders of BNC Bancorp to be held at the Colonial Country Club, 7047 Colonial Club Drive, Thomasville, North Carolina 27360, on June 19, 2007, at 5:30 p.m., local time, and any adjournment or postponement thereof, as follows:

2. Ratification of the appointment of Cherry, Bekaert & Holland LLP by BNC Bancorp’s Audit Committee as the independent registered public accounting firm for BNC Bancorp for its fiscal year ending December 31, 2007.

				For	With- hold	For All Except

1. Election of five persons to serve as Directors for three year terms or until their respective successors are duly elected and qualify, and two persons to serve as Directors for a one-year term or until their respective successors are duly elected and qualify

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

If a proxy is returned and no instructions are given, the proxy will be voted for each of the proposals. If instructions are given with respect to one but not all proposals, (i) such instructions as are given will be followed, and (ii) the proxy will be voted for any proposal for which no instructions are given. If any other business that falls within the purposes set forth in the Notice of Annual Meeting is presented at the Annual Meeting, this proxy shall be voted in accordance with the proxy committee=s best judgment.

For	With- hold	For All Except

Three-year terms:
Colon E. Starrett, Lenin J. Peters, Thomas R. Smith, Thomas R. Sloan, D. Vann Williford
One-year term:
Richard F. Wood, Ralph N. Strayhorn, III			Please be sure to sign and date this Proxy in the box below.	Date
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.			-----— Stockholder sign above --------— Co-Holder (if any) sign above -------—

Please sign, date and mail your proxy today.

BNC BANCORP

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The above signed acknowledges receipt from the Company, prior to the election of this Proxy, of a Notice of Annual Meeting and a Proxy Statement dated May 10, 2007.

Please sign exactly as your name appears herein. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign, but only one signature is required.

PLEASE ACT PROMPTLY

SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

Attach label here.